EXHIBIT 99.1

News Release:	February 20, 2014
Contact:	Connie Waks
206.340.2305 • cwaks@fhlbsea.com

Federal Home Loan Bank of Seattle Announces
2013 Unaudited Preliminary Financial Highlights
Bank Declares Quarterly Cash Dividend and Expands Excess Stock Repurchases

Seattle - Today, the Federal Home Loan Bank of Seattle (Seattle Bank) announced preliminary financial highlights for the year ended December 31, 2013, reporting $61.4 million of net income, compared to $70.8 million in 2012.
Based on the bank's fourth quarter 2013 financial results, the Seattle Bank's Board of Directors declared a $0.025 per share cash dividend, to be paid on February 28, 2014, based on average Class A and Class B stock outstanding during fourth quarter 2013. In addition, the bank announced that it will repurchase up to $100 million of excess capital stock during first quarter 2014. The pro-rata repurchases will include up to $25 million of excess capital stock from across the bank's shareholder base on March 10, 2014, and the repurchase of up to $75 million of excess capital stock on which the redemption waiting period has been satisfied on March 24, 2014.
"We are pleased with our financial performance in 2013. We were profitable, improved our overall capital position, and paid our first dividend in several years," said Seattle Bank President and CEO Michael L. Wilson. "Having stabilized our business and improved our operations, we are now in a position to focus on growth—of our membership and our product and service offerings—to ensure that our cooperative is well positioned to meet our members’ immediate and long-term business needs."
Key drivers of the Seattle Bank's operating results for the year ended December 31, 2013, included:

•
Higher net interest income. Net interest income for the year ended December 31, 2013, increased to $138.5 million, from $125.9 million in 2012, primarily due to significantly lower interest expense on the bank's consolidated obligation bonds and discount notes, partially offset by lower interest income on advances and from a declining balance of mortgage loans held for portfolio. The lower interest expense on consolidated obligations and lower interest income on advances were primarily due to lower rates paid or received on these instruments.

•
Changes in net gain on derivatives and hedging activities. The bank recorded a net gain of $4.8 million on its derivatives and hedging activities for the year ended December 31, 2013, compared to a net gain of $36.8 million in 2012. The decrease in net gain on derivatives and hedging activities for the year ended December 31, 2013, was primarily due to the effect of the maturing, in 2012, of interest-rate swaps hedging certain of the bank's available-for-sale securities and ineffectiveness in other hedging relationships, primarily those hedging long-term consolidated obligation bonds.

•	Lower credit-related losses on other-than-temporarily impaired, private-label mortgage-backed securities (MBS). The bank recorded $1.8 million of additional credit losses on private-label MBS for the year ended December 31, 2013, compared to $11.1 million of those losses in 2012, primarily due to continued improvement in residential housing prices.

•
Changes in realized gain (loss) on early extinguishment of debt. The bank recorded a net gain on early extinguishment of debt of $5.0 million for the year ended December 31, 2013, compared to a net loss of $5.0 million in 2012.

•
Higher other non-interest expense. The bank's other non-interest expense increased primarily due to increased compensation and benefit expense and the impact of a one-time $4.0 million write-off of software.

Other Financial Information

•	Total assets increased to $35.9 billion as of December 31, 2013, from $35.4 billion as of December 31, 2012.

•	Advances outstanding increased to $10.9 billion as of December 31, 2013, from $9.1 billion as of December 31, 2012, primarily due to activity with Bank of America Oregon, N.A. in early 2013.

•
Accumulated other comprehensive loss declined to $71.8 million as of December 31, 2013, from $226.5 million as of December 31, 2012, primarily due to improvements in the market values of the bank's available-for-sale securities previously determined to be other-than-temporarily impaired.

•
Total capital declined by $433.6 million, to $1.1 billion, as of December 31, 2013, from $1.6 billion as of December 31, 2012, primarily due to the reclassification of the capital stock of the Seattle Bank's previously largest member, Bank of America Oregon, N.A., to mandatorily redeemable capital stock. As a consequence of a corporate restructuring, Bank of America Oregon, N.A., ceased to be a member of the Seattle Bank in April 2013. This reclassification did not impact the Seattle Bank's regulatory capital ratios.

•	The Seattle Bank repurchased $98.5 million of excess capital stock in 2013, compared with $48.3 million in 2012.

•
The Seattle Bank increased its retained earnings to $287.1 million as of December 31, 2013, from $226.1 million as of December 31, 2012, and paid cash dividends and interest on mandatorily redeemable capital stock totaling $1.4 million in 2013.

•	Based on its 2013 net income, the Seattle Bank will contribute $6.9 million to its Affordable Housing Program in 2014.

Unaudited Selected Financial Data ($ in thousands)

Selected Statements of Condition Data	As of December 31, 2013	As of December 31, 2012
Advances	$10,935,294	$9,135,243
Investments (1)	22,545,976	25,039,575
Mortgage loans held for portfolio, net	797,620	1,057,180
Total assets	35,870,314	35,418,489
Consolidated obligations, net	32,402,896	31,914,415
Mandatorily redeemable capital stock	1,747,690	1,186,204
Total capital stock	922,977	1,572,267
Retained earnings	287,090	226,108
Accumulated other comprehensive loss	(71,768)	(226,468)
Total capital (2)	1,138,299	1,571,907

	For the Years Ended December 31,
Selected Statements of Income Data	2013	2012
Net interest income before benefit for credit losses	$137,334	$122,992
Benefit for credit losses	(1,149)	(2,893)
Net interest income	138,483	125,885
Non-interest income:
Other-than-temporary impairment credit loss	(1,837)	(11,089)
Derivatives and hedging activities	4,774	36,839
Other non-interest income (3)	6,867	(1,509)
Other non-interest expense	79,914	71,471
Total assessments	6,927	7,866
Net income	$61,446	$70,789

Selected Performance Measures	As of December 31, 2013	As of December 31, 2012
Regulatory capital (4)	$2,957,757	$2,984,579
Risk-based capital surplus (5)	$1,483,070	$1,544,712
Regulatory capital-to-assets ratio	8.25%	8.43%
Regulatory leverage ratio	12.21%	12.45%
Market value of equity (MVE) to par value of capital stock (PVCS) ratio	107.67%	95.07%
Return on PVCS vs. one-month London Interbank Offered Rate (LIBOR):
Return on PVCS	2.26%	2.53%
Average annual one-month LIBOR rate	0.19%	0.24%
Core mission activity (CMA) assets to consolidated obligations (6)	41.51%	34.16%

(1)	Consists of securities purchased under agreements to resell, federal funds sold, available-for-sale securities, and held-to-maturity securities.
(2)	Excludes mandatorily redeemable capital stock, which totaled $1.7 billion and $1.2 billion as of December 31, 2013 and 2012.
(3)
Depending upon activity within the period, may include the following: gain on sale of available-for-sale securities, gain (loss) on financial instruments held under fair value option, gain (loss) on early extinguishments of consolidated obligations, service fees, and other non-interest income.

(4)	Includes total capital and mandatorily redeemable capital stock.
(5)
Defined as the excess of the bank's risk-based capital requirement less permanent capital (which consists of Class B capital stock, including Class B capital stock classified as mandatorily redeemable, and retained earnings).

(6)
Defined as advances, acquired member assets (such as mortgage loans), and certain housing finance agency obligations as a percentage of consolidated obligations. CMA information as of December 31, 2012, has been adjusted to reflect this definition.

The Seattle Bank expects to file its 2013 annual report on Form 10-K with the Securities and Exchange Commission on or around March 17, 2014.
Consent Arrangement
The Seattle Bank continues to address the requirements of the Consent Order issued by the Federal Housing Finance Agency (FHFA), effective November 22, 2013 (collectively, with related understandings with the FHFA, the Amended Consent Arrangement), which superseded the previous Consent Order and related understandings (2010 Consent Arrangement) put in place in October 2010. In addition to continued compliance with the terms of the plans and policies implemented and adopted to address the 2010 Consent Arrangement, the Amended Consent Arrangement requires development and implementation of a plan acceptable to the FHFA to increase advances and other core mission assets as a percentage of the bank's consolidated obligations, Board of Director monitoring for compliance with the terms of such plans and policies, and continued non-objection from the FHFA prior to repurchasing or redeeming any excess capital stock or paying dividends on the bank's capital stock. The FHFA has allowed the bank to repurchase up to $25 million of excess capital stock on a quarterly basis since the third quarter of 2012 and to pay modest dividends to its shareholders based on the bank's quarterly net income since July 2013. The FHFA has allowed the Seattle Bank to repurchase, in March 2014, an additional $75 million of excess capital stock on which the redemption waiting period has been satisfied. The FHFA reviews the bank's requests to repurchase and pay dividends on its capital stock on a quarterly basis.

About the Seattle Bank
The Seattle Bank is a financial cooperative that provides liquidity, funding, and services to enhance the success of its members and support the availability of affordable homes and economic development in the communities they serve. The Seattle Bank's funding and financial services enable its 329 member institutions to provide their customers with greater access to mortgages, commercial loans, and funding for affordable housing and economic development.
The Seattle Bank is one of 12 Federal Home Loan Banks in the United States. The Seattle Bank serves Alaska, Hawaii, Idaho, Montana, Oregon, Utah, Washington, and Wyoming, and the U.S. territories of American Samoa and Guam and the Commonwealth of the Northern Mariana Islands. Members include commercial banks, credit unions, thrifts, industrial loan corporations, insurance companies, and non-depository community development financial institutions.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including preliminary highlights of financial statements and information as of and for the year ended December 31, 2013, and on which the Seattle Bank's external auditor has not completed its audit. Forward-looking statements are subject to known and unknown risks and uncertainties. Actual financial performance and condition, and other actions, including those relating to the Amended Consent Arrangement and payments of dividends and repurchases of shares, may differ materially from that expected or implied in forward-looking statements because of many factors. Such factors may include, but are not limited to, finalization of the financial statements and information as of and for the year ended December 31, 2013, changes in general economic and market conditions (including effects on, among other things, U.S. debt obligations and mortgage-related securities), demand for advances, regulatory and legislative actions and approvals (including those of the FHFA), changes in the bank's membership profile or the withdrawal of one or more large members, shifts in demand for the bank's products and consolidated obligations, business and capital plan and policy adjustments and amendments, competitive pressure from other Federal Home Loan Banks and alternative funding sources, the Seattle Bank's ability to meet adequate capital levels, accounting adjustments or requirements (including changes in assumptions and estimates used in the bank's financial models), interest-rate volatility, changes in projected business volumes, the bank's ability to appropriately manage its cost of funds, the cost-effectiveness of the bank's funding, changes in the bank's management and Board of Directors, and hedging and asset-liability management activities. Additional factors are discussed in the Seattle Bank's most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, as amended. The Seattle Bank does not undertake to update any forward-looking statements made in this announcement.